ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement is made and entered into this 15th day of December, 2019 (the “Agreement”), by and between Somahlution, LLC, Somahlution, Inc. and Somaceutica, LLC, companies duly incorporated or organized under the laws of Florida (collectively, “Somah” or “Seller” individually, the “Sellers”), and Marizyme, Inc., a Nevada corporation publicly traded over the counter in the United States (the “U.S”) (“Marizyme” or “Buyer”) (collectively, the “Parties” and, individually, a “Party”).

WHEREAS, Somah is engaged in developing products to prevent ischemic injury to organs and tissues and its products include DuraGraft, a one-time intraoperative vascular graft treatment for use in vascular and bypass surgeries that maintains endothelial function and structure, and other related properties (together, the “Derivative Works”) derived from the intellectual property (the “Intellectual Property”) listed on Exhibit A hereto, the Intellectual Property and all assets relating to the Derivative Works being all of the material assets (the “Assets”) of Somah; and

WHEREAS, Somah desires to sell the Assets to Buyer, and Buyer desires to purchase the Assets from Somah (the “Acquisition”), to commercialize the Intellectual Property and the Derivative Works in the U.S. and the rest of the world, in exchange for shares of Buyer’s common stock and milestone-based consideration.

NOW, THEREFORE, in consideration of the mutual covenants, terms, and conditions set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows:

1. Transfer of Assets.

a)Purchase of Assets. Concurrently upon receipt of all the consideration due at Closing (as defined below) set forth in Section 2 below, Seller shall transfer to Buyer all of Seller’s right, title and interest in, to and under the Assets, including all Intellectual Property, documents, know how, contracts, patent and patent applications and Trademarks listed on Exhibit A attached hereto.

b)No Assumption of Pre-Closing Liabilities. Buyer will not assume nor have any responsibility with respect to any Seller liabilities which exist at Closing or which are attributable to actions taken by Seller prior to Closing, and Buyer shall not be deemed by anything contained in this Agreement or any other instrument to have assumed or become responsible for any such Seller liabilities, all of which shall remain the responsibility of Seller.

2. Consideration. In consideration of Seller’s transfer to Buyer at Closing of the Intellectual Property, Buyer shall issue to certain persons to be designated by Somah, such designated persons being equity owners of Somah (the “Seller Designees”), shares of its common stock, $0.001 par value per share (the ”Common Shares”), and warrants to purchase shares of its common stock (the “Closing Warrants”), and milestone based consideration as specified below. The Equity (as defined below) shall be issued to those Seller Designees and in the denominations listed on Exhibit B attached hereto.

a)At the Closing, Marizyme shall issue to the Somah Designees, in the aggregate:

i.10,000,000 restricted Common Shares (the “Purchase Shares”), and

ii.Closing Warrants in the form attached hereto as Exhibit C, to purchase three million restricted Common Shares at a strike price of $5 per share and a term of 5 years (together with the Purchase Shares, the “Equity”).

If in the fundraising contemplated in Section 3(e) of this Agreement (the “Offering”) Marizyme raises more than $20 million, Marizyme will issue to the Seller Designees, pro rata, a number of additional restricted Common Shares such that the percentage of the total number of outstanding Common Shares of Marizyme represented by the Purchase Shares prior to the Offering equals that percentage following the termination of the Offering. This adjustment will be made on a one-time basis and will not apply to any other fundraising efforts that may be undertaken by Marizyme.

b)Marizyme shall, on a pro rata basis, grant the Seller Designees warrants (the “Performance Warrants”) and begin the payment to the Seller Designees of royalties upon receiving U.S. Federal Drug Administration final approval and insurance reimbursement approval on the products, and in the amounts, specified below. The royalties and Performance Warrants described in this Section 2(b) shall expire upon the earliest to occur of (i) the expiration of U.S. patent relating to the specified product (in the event that such patent is not extended), (ii) immediately upon (or with respect to the Performance Warrants only, 90 days following) the closing of the sale and transfer of the specified product and its related Intellectual Property (a “Product Sale”) to an unaffiliated third party, and, with respect to the Performance Warrants, (iii) five years from the date of issuance. Marizyme undertakes that it will only consummate a Product Sale with a third-party buyer who agrees to continue paying the Buyer Designees royalties as specified below. “Net Sales” as used below means Marizyme’s gross receipts from its sale of DuraGraft products minus manufacturing, distribution and selling expenses:

i.Duragraft products:

A.Performance Warrants for four million restricted Common Shares, with a strike price set at the average of the closing prices of the Common Shares for the thirty (30) calendar days following the date of the public announcement of the Acquisition; and

B.Royalties on U.S. Sales equal to:

5% on the first $50,000,000 of Net Sales;

4% $50,000,001 and up 200,000,000 of Net Sales ;and

2% above $200,000,001 of Net Sales

Royalties on Sales Outside of the U.S.:

6% on the first $50,000,000 of Net Sales;

4% from $50,000,001 to 200,000,000 of Net Sales; and

2% above 200,000,001 of Net Sales.

ii. Somah derived solid organ transplant products:

A.Performance Warrants for 2 million restricted Common Shares, with a strike price set at the average of the closing prices of the Common Shares for the thirty (30) calendar days following the date of the public announcement of the Acquisition; and

B.Royalties on all sales:

6% on the first $50,000,000 of Net Sales;

4% $50,000,001 and up 200,000,000 of Net Sales; and

2% above $200,000,001 of Net Sales.

iii.Somah derived over-the-counter (“OTC”) products:

A.Royalty on all sales:

6% on the first $50,000,000 of Net Sales;

4% $50,000,001 and up 200,000,000 of Net Sales; and

2% above $200,000,001 of Net Sales.

iv.Other Somah derived products from existing Seller pipelines:

A.Royalty on all sales:

1% on all Net Sales;

c)The Seller Designees shall receive, pro rata, a liquidation preference (the “Liquidation Preference”) up to a maximum of $20 Million in the aggregate upon the sale by Marizyme of all or substantially all of the Assets relating to the Somah products, including all assets derived from the Intellectual Property or relating thereto, in one transaction or any series of transactions. Upon the sale of either or both of the Duragraft or Somah derived solid organ transplant products, Marizyme will pay the Seller Designees fifteen percent (15%) of the net sale proceeds towards the Liquidation Preference maximum amount.

d)Rare Pediatric Voucher. Following the U.S. Federal Drug Administration approval and subsequent sale to an unaffiliated third party of a rare pediatric voucher based on Somah’s DuraGraft product (the “Voucher Sale”), Marizyme shall (i) pay the Seller Designees, on a pro rata basis, 10% of the cash value of the Voucher Sale actually received by Marizyme and (ii) issue to the Seller Designees, on a pro rata basis, warrants (the “Voucher Warrants” and together with the Closing Warrants and the Performance Warrants, the “Warrants”) to purchase an aggregate of 250,000 restricted Common Shares, with a term of five years and a strike price set at the average of the closing prices of the Common Shares for the thirty (30) calendar days following the date of the public announcement of the Voucher Sale.

e)Upon Closing, Dr. Vithal D. Dhaduk and/or such family member as he may designate shall have the right to appoint two (2) of the members of the board of directors (the “Board”) of Marizyme, one of whom shall be an independent director, and both of whom shall be subject to qualifications reasonably determined by Marizyme and Marizyme approval, which approval shall not be unreasonably withheld, delayed or conditioned.

3. Conditions to Closing. The obligations of each Party to consummate the Acquisition shall be subject to the fulfillment, at or prior to the Closing, of each of the following conditions:

a)Assignment Agreements. Seller shall execute and deliver to Buyer at the closing (i) a Patent Assignment Agreement in the form attached hereto as Exhibit D (the “Patent Assignments”) to assign all Patents and other “Intellectual Property” to Buyer and (ii) such other instruments of assignment and transfer as are reasonably required to effect the transfer to Buyer of all of Seller’s right, title and interest in and to the Assets in accordance with this Agreement, in form and substance reasonably satisfactory to Buyer.

b)Mutual Release of Claims.

i.Subject to the receipt by Somah of the consideration set forth in, and in accordance with the terms of, Section 2 of this Agreement, each Seller, severally and jointly (the “Seller Releasors”), hereby irrevocably and unconditionally releases and forever discharges Marizyme, including its successors, legal representatives and assigns, and its current, future and former directors, officers, agents, representatives, servants and employees (collectively, the “Marizyme Releasees”), and each of them, of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts, covenants, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown, and whether in law or equity (collectively, the “Seller Claims”), and which the Seller Releasors ever had, now has or at any time hereafter can, shall or may have in any way resulting or arising from any cause, matter or thing whatsoever existing up to and including the date hereof relating to the Assets and the Intellectual Property and, without limitation, any claims that any of the Seller Releasors may have among themselves. For the avoidance of doubt, this release does not release any Seller Claims by the Seller Releasors for obligations of Marizyme arising under this Agreement.

ii.Subject to the receipt by Marizyme of the Assets set forth in, and in accordance with the terms of this Agreement, Marizyme (the “Buyer Releasor”), hereby irrevocably and unconditionally releases and forever discharges each Seller, and each of their successors, legal representatives and assigns, and their current, future and former directors, officers, agents, representatives, servants, members, shareholders and employees (collectively, the “Seller Releasees”), and each of them, of and from any and all actions, causes of action, suits, proceedings, executions, judgments, duties, debts, accounts, contracts, covenants, claims, demands, damages, interest, costs, expenses and compensation of whatsoever kind and howsoever arising, whether known or unknown, and whether in law or equity (collectively, the “Buyer Claims”), and which the Buyer Releasor ever had, now has or at any time hereafter can, shall or may have in any way resulting or arising from any cause, matter or thing whatsoever existing up to and including the date hereof relating to the Assets and the Intellectual Property. For the avoidance of doubt, this release does not release any Buyer Claims by the Buyer Releasor for obligations of Sellers arising under this Agreement.

c)Shareholder Approval by Somah. Seller receives board of directors’ and shareholder approval for the sale of all of the Assets to Buyer.

d)Satisfactory Due Diligence. Buyer and Seller have completed their due diligence with respect to Seller’s Assets and Buyer’s assets and Common Shares to their satisfaction in their sole discretion.

e)Fundraising. With the assistance of Seller, Buyer shall have secured $10 Million in funding closing concurrently with the Closing under this Agreement.

f)Board Authorization of Issuance of Shares. Buyer’s Board shall have approved the issuance of the Equity to the Seller Designees listed on Exhibit B.

g)Buyer Regulatory Filings. Buyer undertakes to timely file all required periodic and current reports with the Securities and Exchange Commission.

4. Representations and Warranties of Sellers. Sellers, jointly and severally, represent and warrant to, and covenant with Buyer that:

a)Each of the Seller entities is an entity duly organized, validly existing and in good standing under the law of the state or jurisdiction of its organization;

b)Each of the Seller entities has the full corporate right, power, and authority to enter into this Agreement and to perform the obligations hereunder;

c)the execution of this Agreement by each of the Sellers’ representative whose signature is set forth on the Signature Page hereto has been duly authorized by all necessary corporate action of each of the Seller entities;

d)the execution of this Agreement, when executed and delivered by each of the Seller entities, shall constitute the legal, valid, and binding obligation of such entity, enforceable against such entity in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

e)Each Seller entity and each of the Seller Designees will be acquiring the Common Shares solely for their own accounts for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Neither Seller nor any of the Seller Designees is acting as an underwriter or unlicensed broker-dealer (as those terms are defined under the Securities Act of 1933, as amended (the “Securities Act”)) by instructing Marizyme that the Equity be issued to the Seller Designees listed on Exhibit B and is entering into this Agreement and consummating the transactions hereby with the knowledge and approval of its equity owners in compliance with the laws of its jurisdiction;

f)Seller acknowledges that neither the Common Shares nor the Warrants are or will be registered under the Securities Act or any state securities laws, and that neither the Common Shares nor the Warrants may be transferred or sold except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and subject to state securities laws and regulations, as applicable;

g)no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement;

h)Seller is the sole and exclusive legal and beneficial owner of all right, title and interest in and to the Intellectual Property and the other Assets listed on Exhibit A, free and clear of encumbrances, liens, security interests, rights of first refusal, negotiation or offer;

i)neither the execution, delivery or performance of this Agreement, nor the consummation of the transactions contemplated hereunder, will result in the loss or impairment of or payment of any additional amounts with respect to, nor require the consent of any other person in respect of, Buyer's right to own or use any of the Assets and Intellectual Property listed on Exhibit A.

j)all of the Intellectual Property items listed on Exhibit A are valid and enforceable, and all Intellectual Property registrations are subsisting and in full force and effect. Seller has taken all necessary steps to maintain and enforce the Intellectual Property and to preserve the confidentiality of all trade secrets included in the Intellectual Property, including by requiring all Persons having access thereto to execute binding, written non-disclosure agreements.

k)other than for the patent applications listed under Section 4.B of Exhibit A, Seller has not received a notice (written or otherwise) that any of, the rights to the Intellectual Property has expired, terminated or been abandoned, or is expected to expire or terminate or be abandoned, within two (2) years from the date of this Agreement. Seller has not received a written notice of a claim or otherwise has any Knowledge (as defined below) that the Intellectual Property rights violate or infringe upon the rights of any Person. Other than for the patent applications listed under Section 4.B of Exhibit A, all rights to the Intellectual Property are enforceable and, to the Knowledge of Sellers, there is no existing infringement by another Person of any of the Intellectual Property rights. Seller has taken reasonable security measures to protect the secrecy, confidentiality and value of all of the Intellectual Property, except where failure to do so could not, individually or in the aggregate, reasonably be expected to have a material adverse effect.

l)other than for the filings that have to be made with the proper patent registration authorities and the nominal fee that must be paid to process the transfer of the patent and the patent applications listed in Exhibit A, neither its transfer nor its performance of any of its obligations, under this Agreement does, or to its Knowledge will at any time during the life of the Agreement:

i.conflict with or violate any applicable law;

ii.require the consent, approval, or authorization of any governmental or regulatory authority or other third party; or

iii.require the provision of any payment or other consideration to any third party.

m)it has not granted and will not grant any licenses or other contingent or non-contingent right, title, or interest under or relating to any of the Intellectual Property, and is not or will not be under any obligation, that does or will conflict with or otherwise affect this Agreement, including any of Seller's representations, warranties, or obligations, or Buyer's rights hereunder;

n)other than for the patent applications listed under Section 4.B of Exhibit A, to its Knowledge, no prior art or other information exists that would adversely affect the validity, enforceability, term, or scope of this Agreement or any Intellectual Property;

o)there is no settled, pending or, to its Knowledge, threatened litigation or reissue application, re-examination, post-grant, inter parties, or covered business method patent review, interference, derivation, opposition, claim of invalidity, or other claim or proceeding (including in the form of any offer to obtain a license):

a)alleging the unpatentability, invalidity, misuse, unregistrability, unenforceability, or noninfringement of, or error in any Intellectual Property; or

b)challenging Seller's right to transfer any Intellectual Property, or alleging any adverse right, title, or interest with respect thereto; or

c)alleging that the practice of any Intellectual Property or the making, using, offering to sell, sale, or importation of any product incorporating any Intellectual Property does or would infringe, misappropriate, or otherwise violate any patent, trade secret, or other intellectual property of any third party.

5. Representations and Warranties of Buyer. Buyer represents and warrants to, and covenants with each Seller as follows:

a)it is duly organized, validly existing, and in good standing as a corporation in the State of Nevada;

b)it has the full corporate right, power, and authority to enter into this Agreement and to perform its obligations hereunder;

c)the execution of this Agreement by its representative whose signature is set forth on the Signature Page hereto has been duly authorized by all necessary corporate action of the Party;

d)when executed and delivered by Buyer, this Agreement shall constitute the legal, valid, and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law;

e)the Common Shares, Warrants and shares of Marizyme common stock issuable upon exercise of the Warrants have been duly authorized for issuance pursuant to this Agreement and when issued and, in the case of the shares of common stock underlying the Warrants, fully paid for, shall be free and clear of all liens, encumbrances, security agreements, equities, options, claims, charges, and restrictions other than imposed by law and shall be deemed to fully paid and non-assessable shares of common stock of Marizyme;

f)to the best of Buyer’s Knowledge, there are no material suits, actions, arbitrations, or legal, administrative, or other proceedings, or governmental investigations pending, or threatened, against or affecting it or its business, assets, financial condition, the Shares, its officers or directors;

g)the consummation of the transactions contemplated by this Agreement will not result in or constitute a default or an event that, with notice or lapse of time or both, would be a default, breach or violation of any lease agreement, promissory note, commitment, indenture, mortgage, deed of trust, or other agreement, instrument, or arrangement to which Buyer is a party, or by which Buyer is bound;

h)the authorized capital stock of Buyer consists of 75,000,000 shares of Common Stock and 25,000,000 shares of preferred stock, par value $0.001 per share (the “Preferred Stock”). Buyer currently has 19,858,539 Common Shares outstanding and 0 shares of Preferred Stock outstanding;

i)except as may be set forth on Exhibit E attached hereto and made a part hereof, Buyer is not a party to any option, warrant, purchase right, or other contract or commitment that could require Buyer to sell, issue. transfer, or otherwise dispose of any Common Shares or Preferred Stock (other than pursuant to the terms of this Agreement), and Buyer is neither a party to nor, to Buyer’s Knowledge, does there exist any voting trust, proxy, or other agreement or understanding with respect to the voting of any of Buyer’s capital stock;

j)Buyer is not a “shell company” as that term is defined under Rule 12b-2 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and will retain a business asset to ensure it is not a “shell company” throughout the Closing;

k)there does not exist an entity or individual that has any rights of first refusal to purchase any shares of Common Stock or Preferred stock of Buyer; and

l)no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement.

6. Closing. The following matters shall apply to the Closing of the transaction contemplated herein:

a)Time and Place. Subject to the terms and conditions of this Agreement, the consummation of the transactions contemplated by this Agreement (the “Closing”) shall take place through the exchange of signature pages through electronic mail or otherwise as agreed to by the Parties after all of the conditions to Closing are either waived or satisfied (other than conditions which, by their nature, are to be satisfied by the Closing Date), or at such other time, date or place as Seller and Buyer may mutually agree upon in writing. The date on which the Closing is to occur is hereinafter referred as the “Closing Date.”

b)Buyer’s Obligations. At the Closing, Buyer shall deliver:

i.To the Seller Designees, duly executed certificates evidencing the Purchase Shares (whereupon the stock ledger and other internal records of the Buyer shall be changed to reflect the transfer of the Equity to the recipients thereof) in the names and denominations as set forth on Exhibit B attached hereto, including executed originals of the Closing Warrants; and

ii.To the Seller, a mutual release agreement (the “Mutual Release Agreement”) executed by Buyer and each of the Seller entities stating both neither has claims against the other and with respect to Marizyme, as well against all other Parties’ officers, directors, employees, stockholders, members, managers, contractors, representatives, or agents and that they waive any future known and unknown claims or actions that may exist in the future.

c)Seller’s Obligations. At the Closing, Seller shall deliver to the Buyer:

i.A duly executed Patent Assignment for all applicable Intellectual Property listed on Exhibit A attached hereto;

ii.an executed copy of the Mutual Release Agreement.

7. Nature and Survival of Representations and Obligations. The representations and warranties made by the Parties and their respective obligations to be performed pursuant to the terms hereof, shall survive the Closing indefinitely.

8. Indemnification.

a)Each and every representation, warranty, covenant, agreement and indemnity contained in this Agreement shall survive execution and delivery of this Agreement and the Closing; provided, that the representations and warranties contained in Sections 4 and 5 shall survive the Closing until twenty-four (24) months after the Closing Date. Notwithstanding the foregoing, the passing of the above survival period for any representation or warranty shall not terminate or affect any claim with respect to such representation or warranty or such Section as to which notice of a claim hereunder has been delivered to the other Party prior to the end of such survival period.

b)After the Closing, each of the Parties (each as the “Indemnifying Party”) agrees to save, defend and indemnify the other Party(ies) and each of their respective, directors, officers, employees, agents, representatives, successors and assigns (each, an “Indemnified Party”) from and against, and hold each of them harmless from, any and all losses arising out of, based upon, resulting from or incident to: (i) any breach of or material inaccuracy in any representation or warranty made by the Parties set forth in this Agreement; or (ii) any breach of or failure to perform any obligation or covenant that should be performed pursuant to this Agreement.

c)Notwithstanding anything to the contrary in this Agreement, the Indemnifying Party is not obligated to indemnify hold harmless, or defend an Indemnified Party against any claim (whether direct or indirect) if such claim or corresponding Losses arise out of or result from, in whole or in part, an Indemnified Party's:

i.Gross negligence or more culpable act or omission (including recklessness or willful misconduct); or

ii.bad faith failure to materially comply with any of its obligations set forth in this Agreement.

d)Promptly after receipt by any Indemnified Party of notice of any demand, claim or circumstances which would or might give rise to a claim or the commencement of any action, proceeding or investigation in respect of which indemnity may be sought pursuant to this Section 8, such Indemnified Person shall promptly notify the Indemnifying party in writing.

e)The Parties agree that any and all damages that may be incurred by an Indemnified Party shall be claimed against the other Party directly by the diligent Party or who has been willing to fulfill its contractual obligations.

f)All indemnification obligations for which Seller is liable hereunder may, at the option of Seller, be satisfied by:

i.return to Buyer of such number of Purchase Shares as shall, when valued at the closing price of Common Shares on the date of return, equal up to the amount for which Seller is liable for such indemnity; and/or

ii.forfeiture and cancellation of such number of Warrants issued to Seller Designees as shall, when valued at market on the date of return, equal up to the amount for which Seller is liable for such indemnity.

g)Seller’s indemnification under the provisions of this Section 8 shall be capped at the total Shares and Warrants issued (the “Indemnification Cap”), which amount may be paid by way of surrender of Purchase Shares and Warrants received by the Seller Designees, each valued as indicated above, to the extent such aggregate value is less than or equal to the Indemnification Cap.

9. Termination. This Agreement may be terminated at any time prior to the Closing:

a)by the mutual written consent of Seller and Buyer;

b)by either Party if the transactions contemplated by this Agreement are not consummated by February 28, 2020, which date shall be automatically extended for up to an additional 30 days if and as required (the “Drop-Dead Date”) and further by mutual agreement;

c)by Buyer, by written notice to Seller if:

i.Buyer is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Seller pursuant to this Agreement and such breach, inaccuracy or failure cannot be cured by Seller by the Drop-Dead Date; or

ii.any of the conditions set forth in Section 3 shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Buyer to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

d)by Seller, by written notice to Buyer if:

i. Seller is not then in material breach of any provision of this Agreement and there has been a material breach, inaccuracy in or failure to perform any representation, warranty, covenant or agreement made by Buyer pursuant to this Agreement and such breach, inaccuracy or failure cannot be cured by Buyer by the Drop-Dead Date; or

ii.any of the conditions set forth in Section 3, including, without limitation, the Section 3(e) condition that Buyer secures not less than $10 million of financing, before offering fees and expenses shall not have been fulfilled by the Drop-Dead Date, unless such failure shall be due to the failure of Seller to perform or comply with any of the covenants, agreements or conditions hereof to be performed or complied with by it prior to the Closing.

e)by Seller or Buyer in the event that:

i.there shall be any law that makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited; or

ii.any governmental authority shall have issued a governmental order restraining or enjoining the transactions contemplated by this Agreement, and such Governmental Order shall have become final and non-appealable.

10. Effect of Termination. In the event of the termination of this Agreement in accordance with this Article, this Agreement shall forthwith become void and there shall be no liability on the part of any Party hereto except that nothing herein shall relieve any Party hereto from liability for any intentional breach of any provision hereof.

11. Expenses. Except as otherwise expressly provided herein, all costs and expenses, including, without limitation, fees and disbursements of counsel, financial advisors and accountants, incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the Party incurring such costs and expenses, whether or not the Closing shall have occurred.

12. General Provisions

a)Knowledge Definition. As used herein, the word “Knowledge” means the actual or constructive knowledge of any director or officer of Seller or Buyer, as the case may be, after due internal inquiry.

b)Press Release; Confidentiality. Except as indicated below, the Parties shall keep this Agreement and its terms confidential, but either party may make such disclosures as it reasonably considers as required by applicable law or necessary to raise financing. The Parties agree to issue a joint press release relating to the purchase of the Intellectual Property by Marizyme. Seller acknowledges that Buyer is required by federal securities laws to disclose the material terms of this Agreement through the filing with the SEC of a Current Report on Form 8-K and that Buyer will attach a copy of this Agreement as an exhibit to such Current Report or as an exhibit to its next Quarterly Report on Form 10-Q. In the event that the transactions contemplated by this Agreement are not consummated for any reason whatsoever, each Party hereto agrees not to disclose or use any confidential information it may have concerning the affairs of the other Party, except for information which is required by law to be disclosed. Confidential information includes, but is not limited to, financial records, surveys, reports, plans, proposals, financial information, information relating to personnel contracts, stock ownership, liabilities and litigation.

c)Entire Agreement. This Agreement and all Exhibits hereto contain the entire understanding and agreement of the Parties with respect to matters addressed herein, and supersedes any prior understandings and agreements among them respecting the subject matter of this Agreement. No modification of this Agreement shall be valid unless it is in writing and signed by each of the Parties.

d)Severability. If one or more of the provisions contained in this Agreement shall for any reason be held to be unenforceable or excessively broad as to time, duration, scope, activity or subject, such provision will be construed, by limiting or reducing it, so as to be enforceable to the extent compatible with the then-applicable law. In the event of any question as to the interpretation of any provision herein, such question shall not be resolved by resort to any rule or maxim which resolves it against the drafting Party. In the event any one or more provisions contained in this Agreement are held by a court or other tribunal to be invalid or unenforceable, the remaining provisions shall continue in full force and effect without being impaired or invalidated in any way.

e)Governing Law. This Agreement and the rights and obligations of the Parties herein, shall be construed in accordance with the laws of the State of New York without giving effect to any choice or conflict of law or provision or rule.

f)Specific Performance. The Parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the Parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

g)Assignment. Neither Party may assign its rights and obligations under this Agreement except with the prior written consent of the other, which consent shall not be unreasonably withheld. Any attempt to assign or delegate prior to the Closing without such consent shall be ineffective.

h)Mediation; Arbitration.

i.Any dispute, controversy or claim involving the Parties arising out of or relating to this Agreement (a “Dispute”), shall first be submitted to a senior business person of each Party, each with authority to resolve the Dispute. If such persons cannot resolve the Dispute within thirty (30) days after notice of a Dispute, either Party may submit such Dispute to nonbinding mediation in accordance with the Commercial Mediation Procedures of the American Arbitration Association (“AAA”). Such mediation shall be attended on behalf of each Party by a senior business person with authority to resolve the Dispute. Any period of limitations that would otherwise expire between the initiation of a mediation and its conclusion shall be extended until twenty (20) days after the conclusion of the mediation. The costs of mediation shall be shared equally by the parties to the mediation.

(ii)Any Dispute that cannot be resolved for any reason by mediation within sixty (60) days of notice by one Party to the other of the existence of a Dispute (unless the Parties agree in writing to extend that period) shall be finally settled and resolved by a three-person arbitrator panel administered by the American Arbitration Association in accordance with its Commercial Arbitration Rules, and judgment on the award rendered by the arbitrator(s) may be enforced in any court having jurisdiction thereof. The three-person arbitration panel shall be mutually selected by the Parties, or, in the event the Parties cannot agree upon such an arbitrator, then by the American Arbitration Association. Any decision so rendered in arbitration shall be binding and final on all Parties. The seat of arbitration shall be New York.

i)Counterparts. This Agreement may be executed in several counterparts and all so executed, shall constitute one Agreement, binding on the Parties hereto even though all the Parties are not signatories to the original or the same counterpart.

j)Facsimile and Electronic Mail Transmission. Facsimile or electronic mail transmission of any signed original document, and retransmission of any signed facsimile or electronic mail transmission, shall be the same as transmission of an original. Parties will confirm signatures transmitted by facsimile or electronic mail by signing an original document.

k)Binding Effect. This Agreement shall be binding upon and inure to the benefit of the Parties, and their respective successors and assigns, subject to the assignment provisions set forth above.

l)Further Documentation. The Parties recognize that Buyer is a publicly traded company, and as such other documentation may be required to effectuate all the terms of this Agreement. Further, the Parties recognize that at Closing management of Buyer may concurrently change, requiring the filing of various documents with state and/or federal governments setting forth the change in management. The Parties agree to promptly execute any and all future documentation necessary to complete all of the promises and conveyances set forth in this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the Parties have duly executed this Agreement as of the date first written above.

SOMAHLUTION, LLC

By:	/s/ Satish Chandran
Name:	Satish Chandran
Title:	Chief Executive Officer

SOMAHLUTION, INC.

By:	/s/ Satish Chandran
Name:	Satish Chandran
Title:	Chief Executive Officer

SOMACEUTICA, LLC

By:	/s/ Satish Chandran
Name:	Satish Chandran
Title:	Chief Executive Officer

MARIZYME, INC.

By:	/s/ Nicholas DeVito
Name:	Nicholas DeVito
Title:	Interim Chief Executive Officer